As filed with the U.S. Securities and Exchange Commission on March 4, 2015.

Registration No. 333-152505
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8
REGISTRATION STATEMENT NO. 333-152505
UNDER THE SECURITIES ACT OF 1933
RAYONIER INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-2607329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Water Street, Suite 1400 Jacksonville, Florida	32202
(Address of Principal Executive Offices)	(Zip Code)

Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations
(Full title of the plan)
Christopher A. Van Tuyl
Associate General Counsel and Corporate Secretary
225 Water Street, Suite 1400
Jacksonville, Florida 32202
(Name and address of agent for service)
(904) 357-9100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On June 27, 2014, Rayonier Inc. (the “Company”) merged the Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations (the “Certain Locations Plan”) into the Rayonier Investment and Savings Plan for Salaried Employees. Consequently, the Certain Locations Plan no longer exists and the Company is filing this Post-Effective Amendment No. 2 to the Certain Locations Plan Registration Statement (as defined below) in accordance with the Company’s undertaking set forth in Part II, Item 9 of such registration statement.

Certain Locations Plan

The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to deregister certain common shares, no par value (“Common Shares”), of the Company previously registered for issuance under the Certain Locations Plan by the Company pursuant to a Registration Statement on Form S-8 (Registration No. 333-152505), filed with the United States Securities and Exchange Commission on July 24, 2008 (the “Certain Locations Plan Registration Statement”). The Certain Locations Plan Registration Statement registered an aggregate of 500,000 Common Shares and an indeterminate amount of interests in the Certain Locations Plan (the “Certain Locations Plan Interests”). The Certain Locations Plan Registration Statement is hereby amended to deregister all Common Shares that were previously registered with respect to the Certain Locations Plan under the Certain Locations Plan Registration Statement and that remain unissued as of the date hereof and all Certain Locations Plan Interests that were registered under the Certain Locations Plan Registration Statement and that remain unissued as of the date hereof. After giving effect to this Post-Effective Amendment, there will be no remaining registered Common Shares available for issuance with respect to the Certain Locations Plan.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 4, 2015.

Rayonier Inc.

By:	/s/ MARK MCHUGH
Mark McHugh
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on March 4, 2015.

Signature	Title

/s/ DAVID L. NUNES	Director, President and Chief Executive Officer (Principal Executive Officer)
David L. Nunes

/s/ MARK MCHUGH	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Mark McHugh

/s/ H. EDWIN KIKER	Chief Accounting Officer (Principal Accounting Officer)
H. Edwin Kiker

/s/ RICHARD D. KINCAID	Director
Richard D. Kincaid

/s/ JOHN A. BLUMBERG	Director
John A. Blumberg

/s/ DOD A. FRASER	Director
Dod A. Fraser

/s/ SCOTT R. JONES	Director
Scott R. Jones

/s/ BLANCHE L. LINCOLN	Director
Blanche L. Lincoln

/s/ V. LARKIN MARTIN	Director
V. Larkin Martin

/s/ DAVID W. OSKIN	Director
David W. Oskin

Certain Locations Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Certain Locations Plan has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on the Certain Locations Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 4, 2015.

Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations

By:	/s/ SHELBY PYATT
Shelby Pyatt
Plan Administrator